Exhibit 99.1
FOR IMMEDIATE RELEASE
February 3, 2015
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2015

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 27, 2014. Diluted earnings per share (EPS) for the first quarter increased 23% to $1.27 from $1.03 in the prior-year quarter.

“This was yet another incredibly strong quarter for our Company, with diluted EPS up 23% driven by record revenue as well as significant growth in segment operating income,” said Robert A. Iger, chairman and chief executive officer, The Walt Disney Company.  “Our results once again reflect the strength of our brands and high quality content and demonstrate that our proven franchise strategy creates long-term value across all of our businesses.”

The following table summarizes the first quarter results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Revenues	$13,391	$12,309	9%
Segment operating income (1)	$3,545	$3,020	17%
Net income (2)	$2,182	$1,840	19%
Diluted EPS (2)	$1.27	$1.03	23%
Cash provided by operations	$1,855	$1,212	53%
Free cash flow (1)	$857	$554	55%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the first quarter segment operating results for fiscal 2015 and 2014 (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Revenues:
Media Networks	$5,860	$5,290	11%
Parks and Resorts	3,910	3,597	9%
Studio Entertainment	1,858	1,893	(2)%
Consumer Products	1,379	1,126	22%
Interactive	384	403	(5)%
	$13,391	$12,309	9%
Segment operating income:
Media Networks	$1,495	$1,455	3%
Parks and Resorts	805	671	20%
Studio Entertainment	544	409	33%
Consumer Products	626	430	46%
Interactive	75	55	36%
	$3,545	$3,020	17%

Media Networks
Media Networks revenues for the quarter increased 11% to $5.9 billion and segment operating income increased 3% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Revenues:
Cable Networks	$4,166	$3,759	11%
Broadcasting	1,694	1,531	11%
	$5,860	$5,290	11%
Segment operating income:
Cable Networks	$1,255	$1,277	(2)%
Broadcasting	240	178	35%
	$1,495	$1,455	3%

Cable Networks
Operating income at Cable Networks decreased 2% to $1.3 billion for the quarter due to a decrease at ESPN, partially offset by increases at the worldwide Disney Channels and ABC Family.
The decrease at ESPN was due to higher programming and production costs and, to a lesser extent, higher marketing, general and administrative and technical costs and lower advertising revenue. These decreases were partially offset by affiliate fee contractual rate increases, a reduction in revenue deferrals as a result of changes in contractual provisions related to annual programming commitments and an increase in subscribers, taking into account the new SEC Network. Programming and production cost increases were due to a contractual rate increase for NFL programming and rights costs for the SEC Network. ESPN advertising revenue decreased due to lower ratings for certain of our programs, partially offset by higher rates.
The increase at the worldwide Disney Channels was due to higher affiliate rates for the domestic channels and higher international advertising revenues, partially offset by higher programming costs. International advertising revenues were driven by our new channel in Germany, which was launched in January 2014. Increased programming costs were driven by higher pilot write-offs and costs for the new channel in Germany. The increase at ABC Family was due to higher affiliate revenue due to higher rates and increased advertising revenue reflecting higher units sold.
Broadcasting
Operating income at Broadcasting increased 35% to $240 million for the quarter due to an increase in affiliate fees and higher program sales. These increases were partially offset by lower advertising revenue. The increase in affiliate revenues was due to contractual rate increases and new contractual provisions. Program sales growth included higher sales of Criminal Minds, Scandal and Once Upon A Time. Lower advertising revenue was due to fewer units sold at the ABC Television Network, partially offset by an increase at the owned television stations due to higher political advertising and an increase from higher primetime rates.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 9% to $3.9 billion and segment operating income increased 20% to $805 million. Operating income growth for the quarter was driven by an increase at our domestic operations, partially offset by a decrease at our international operations.
Higher operating income at our domestic operations reflected both higher volumes and guest spending growth at our parks and resorts and, to a lesser extent, at our cruise business, partially offset by higher costs. Guest spending growth at our parks and resorts reflected higher average ticket prices and increased merchandise, food and beverage spending. The volume increase at our cruise business reflected higher passenger cruise ship days due to the impact of the Disney Magic being in dry-dock for a portion of the prior-year quarter. Increased costs were driven by labor and other cost inflation, higher pension and postretirement medical costs and increased depreciation driven by new attractions.
The decrease at our international operations was driven by higher Shanghai Disney Resort pre-opening expenses, the impact of a weaker Japanese yen on Tokyo Disney Resort royalties and higher costs at Hong Kong Disneyland Resort, partially offset by an increase at Disneyland Paris. The increase at Disneyland Paris was due to higher guest spending, attendance and occupied room nights, partially offset by higher costs driven by higher volumes, new guest offerings and marketing costs. The increase in guest spending was driven by higher average ticket prices.

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 2% to $1.9 billion and segment operating income increased 33% to $544 million. Higher operating income was due to an increase in home entertainment results, higher revenue share with the Consumer Products segment due to the performance of Frozen merchandise and higher TV/SVOD distribution results driven by more titles available internationally. These increases were partially offset by lower theatrical distribution results.
The increase in home entertainment results was driven by higher unit sales and lower per unit costs. Unit sales growth was driven by Marvel's Guardians of the Galaxy, Frozen and Maleficent in the current quarter compared to Monsters University and The Lone Ranger in the prior-year quarter, which did not include the release of a Marvel title. The decrease in unit costs reflected distribution cost savings and lower production cost amortization reflecting a higher amortization rate on The Lone Ranger in the prior-year quarter.
Lower theatrical distribution results reflected the performance of Big Hero 6 in the current quarter compared to Frozen in the prior-year quarter. In addition, the current quarter included the continuing performance of Marvel's Guardians of the Galaxy, which was released in the fourth quarter of fiscal 2014 whereas the prior-year quarter included the release of Marvel's Thor: The Dark World.

Consumer Products
Consumer Products revenues for the quarter increased 22% to $1.4 billion and segment operating income increased 46% to $626 million. Higher operating income was due to increases at our Merchandise Licensing and Retail businesses.
The increase in operating income at Merchandise Licensing was due to the performance of merchandise based on Frozen and, to a lesser extent, Disney Channel properties, Mickey and Minnie, Spider-Man and Avengers.
At our Retail business, higher operating income for the quarter was due to comparable store sales growth and higher online sales in all regions driven by sales of Frozen merchandise.

Interactive
Interactive revenues for the quarter decreased by $19 million to $384 million and segment operating income increased by $20 million to $75 million. Improved operating results were due to an increase at our mobile games business driven by the success of Tsum Tsum and Frozen Free Fall as well as lower product development costs due to fewer titles in development. This increase was partially offset by lower results at our console games business reflecting higher per unit costs driven by the mix of Disney Infinity products sold, lower unit sales and higher marketing costs. The decrease in unit sales was driven by lower sales of Infinity accessories and catalog titles, partially offset by higher sales of Infinity starter packs.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $9 million to $125 million primarily due to higher charitable giving in the current quarter.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Interest expense	$(69)	$(81)	15%
Interest and investment income	11	130	(92)%
Interest income/(expense), net	$(58)	$49	nm
The decrease in interest expense for the quarter was primarily due to lower effective interest rates. The decrease in interest and investment income for the quarter was due to gains on sales of investments in the prior-year quarter.

Equity In The Income of Investees
Equity in the income of investees decreased $27 million to $212 million driven by a decrease at Hulu due to higher programming and marketing costs, partially offset by an increase in advertising revenues.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Effective income tax rate	33.3%	35.2%	1.9	ppt
The decrease in the effective income tax rate includes a benefit from an increase in earnings from foreign operations indefinitely reinvested outside the United States, which are subject to tax rates lower than the federal statutory income tax rate.

Noncontrolling Interests

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Net income attributable to noncontrolling interests	$62	$64	3%

Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Cash provided by operations	$1,855	$1,212	$643
Investments in parks, resorts and other property	(998)	(658)	(340)
Free cash flow (1)	$857	$554	$303

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for the first quarter of fiscal 2015 increased 53% or $643 million to $1.9 billion compared to fiscal 2014 due to higher segment operating results and lower television spending driven by changes to the timing of payment terms for certain sports rights.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013
Media Networks
Cable Networks	$15	$32
Broadcasting	7	13
Total Media Networks	22	45
Parks and Resorts
Domestic	239	215
International	638	324
Total Parks and Resorts	877	539
Studio Entertainment	24	13
Consumer Products	4	6
Interactive	1	—
Corporate	70	55
Total investments in parks, resorts and other property	$998	$658
Capital expenditures increased from $0.7 billion to $1.0 billion due to higher construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013
Media Networks
Cable Networks	$37	$33
Broadcasting	21	23
Total Media Networks	58	56
Parks and Resorts
Domestic	297	279
International	89	86
Total Parks and Resorts	386	365
Studio Entertainment	14	12
Consumer Products	13	12
Interactive	3	1
Corporate	61	58
Total depreciation expense	$535	$504

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended
	December 27, 2014	December 28, 2013	Change
Diluted EPS as reported	$1.27	$1.03	23%
Exclude:
Restructuring and impairment charges (1)	—	0.01	nm
Diluted EPS excluding certain items affecting comparability(2)	$1.27	$1.04	22%

(1)	Charges for the prior-year quarter totaled $19 million (pre-tax), primarily for an investment impairment and severance and contract termination costs.

(2)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	December 27, 2014	December 28, 2013
Segment operating income	$3,545	$3,020
Corporate and unallocated shared expenses	(125)	(116)
Restructuring and impairment charges	—	(19)
Other income, net	—	6
Interest income/(expense), net	(58)	49
Income before income taxes	3,362	2,940
Income taxes	(1,118)	(1,036)
Net income	$2,244	$1,904

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 3, 2015, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 17, 2015 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2014 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 27, 2014	December 28, 2013
Revenues:
Services	$10,727	$9,857
Products	2,664	2,452
Total revenues	13,391	12,309
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(6,134)	(5,614)
Cost of products (exclusive of depreciation and amortization)	(1,522)	(1,451)
Selling, general, administrative and other	(1,935)	(2,018)
Depreciation and amortization	(592)	(561)
Total costs and expenses	(10,183)	(9,644)
Restructuring and impairment charges	—	(19)
Other income, net	—	6
Interest income/(expense), net	(58)	49
Equity in the income of investees	212	239
Income before income taxes	3,362	2,940
Income taxes	(1,118)	(1,036)
Net income	2,244	1,904
Less: Net income attributable to noncontrolling interests	(62)	(64)
Net income attributable to The Walt Disney Company (Disney)	$2,182	$1,840

Earnings per share attributable to Disney:
Diluted	$1.27	$1.03

Basic	$1.28	$1.04

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,717	1,784

Basic	1,700	1,762

Dividends declared per share	$1.15	$0.86

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 27, 2014	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$5,077	$3,421
Receivables	8,591	7,822
Inventories	1,476	1,574
Television costs and advances	712	1,061
Deferred income taxes	452	497
Other current assets	932	801
Total current assets	17,240	15,176
Film and television costs	5,672	5,325
Investments	2,642	2,696
Parks, resorts and other property
Attractions, buildings and equipment	42,324	42,263
Accumulated depreciation	(24,045)	(23,722)
	18,279	18,541
Projects in progress	4,148	3,553
Land	1,233	1,238
	23,660	23,332
Intangible assets, net	7,369	7,434
Goodwill	27,849	27,881
Other assets	2,603	2,342
Total assets	$87,035	$84,186

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,069	$7,595
Current portion of borrowings	4,376	2,164
Unearned royalties and other advances	3,359	3,533
Total current liabilities	16,804	13,292

Borrowings	12,167	12,676
Deferred income taxes	4,414	4,098
Other long-term liabilities	5,857	5,942
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	34,488	34,301
Retained earnings	53,969	53,734
Accumulated other comprehensive loss	(1,880)	(1,968)
	86,577	86,067
Treasury stock, at cost, 1.1 billion shares at December 27, 2014 and September 27, 2014	(42,412)	(41,109)
Total Disney Shareholders' equity	44,165	44,958
Noncontrolling interests	3,628	3,220
Total equity	47,793	48,178
Total liabilities and equity	$87,035	$84,186

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 27, 2014	December 28, 2013
OPERATING ACTIVITIES
Net income	$2,244	$1,904
Depreciation and amortization	592	561
Gains on sales of investments and dispositions	—	(111)
Deferred income taxes	290	(85)
Equity in the income of investees	(212)	(239)
Cash distributions received from equity investees	197	187
Net change in film and television costs and advances	114	(299)
Equity-based compensation	104	96
Other	171	27
Changes in operating assets and liabilities:
Receivables	(1,027)	(1,175)
Inventories	92	97
Other assets	(44)	(20)
Accounts payable and other accrued liabilities	(1,283)	(707)
Income taxes	617	976
Cash provided by operations	1,855	1,212

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(998)	(658)
Sales of investments/proceeds from dispositions	—	136
Other	7	(5)
Cash used in investing activities	(991)	(527)

FINANCING ACTIVITIES
Commercial paper borrowings, net	2,747	2,149
Borrowings	69	66
Reduction of borrowings	(1,098)	(1,046)
Repurchases of common stock	(1,303)	(1,718)
Proceeds from exercise of stock options	65	94
Other	417	218
Cash provided by/(used in) financing activities	897	(237)

Impact of exchange rates on cash and cash equivalents	(105)	18

Increase in cash and cash equivalents	1,656	466
Cash and cash equivalents, beginning of period	3,421	3,931
Cash and cash equivalents, end of period	$5,077	$4,397

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601